Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS SECOND QUARTER 2019 RESULTS FROM CONTINUING OPERATIONS:

•	GAAP EPS OF $0.43; $0.46, EX-ITEMS
•	RESERVOIR DESCRIPTION INTERNATIONAL REVENUE UP 8% YEAR-OVER-YEAR
•	RESERVOIR DESCRIPTION OPERATING MARGINS OF 15%, EX-ITEMS, OF 17%, UP 360 BPS SEQUENTIALLY AND UP 270 BPS YEAR-OVER-YEAR
•	RESERVOIR DESCRIPTION SEQUENTIAL AND YEAR-OVER-YEAR INCREMENTAL MARGINS EXCEEDED 60%, EX-ITEMS
•	PRODUCTION ENHANCEMENT U.S. ENERGETIC PRODUCT SALES UP OVER 18% SEQUENTIALLY, OUTPACING U.S. COMPLETIONS UP 8%
•	COMPANY POSTS OILFIELD SERVICE-LEADING ROIC OF 21.3%

AMSTERDAM (24 July 2019) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported that continuing operations resulted in second quarter 2019 revenue of $169,000,000. Second quarter 2019 revenue was impacted by a mid-quarter divestment of a non-strategic business in Asia Pacific and a softer than expected North American services market.  Core’s operating income was $28,000,000 with earnings per diluted share ("EPS") of $0.43, all in accordance with U.S. generally accepted accounting principles ("GAAP"); operating income, ex-items, a non-GAAP financial measure, was $29,600,000, yielding operating margins of 17.5% and EPS, ex-items, was $0.46.  A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s Board of Supervisory Directors ("Board") and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures, factors that have high correlation with maximizing total shareholder return. Core’s asset-light business model and capital discipline promote capital efficiency designed to produce more predictable and superior long-term ROIC.  Bloomberg's calculations using the latest comparable data available indicate that Core’s ROIC of 21.3% is the highest of the oilfield service companies listed as Core’s Comp Group by Bloomberg.

Segment Highlights

Core Laboratories reports results under two operating segments:  Reservoir Description and Production Enhancement.  During the second quarter of 2019, directly tied to the Company’s on-going efforts to streamline operating structures and business reporting lines, Core developed a cost reduction plan and recognized associated costs of $3,000,000, which are included in Core’s ex-items.  This plan is to ensure Core Lab is positioned to perform at maximum efficiency and for potential changes in North American market conditions.

Reservoir Description

Reservoir Description revenue in the second quarter of 2019 was $105,600,000, up over 2% sequentially and up 3% year-over-year, with international revenue up 8% year-over-year.  The mid-quarter divestment of a non-strategic business reduced projected quarterly revenue by approximately $2,000,000, but yielded a modest net addition to earnings and operating margins.  Operating income on a GAAP basis was $15,900,000, while operating income, ex-items, was $18,200,000, up 30% sequentially and 23% year-over-year, yielding year-over-year incremental margins over 60% and operating margins, ex-items, of 17%, up 360 basis points, sequentially.

Reservoir Description operations are heavily exposed to international and offshore activity levels.  More than 80% of its revenue is sourced outside the U.S., where core, reservoir fluid and derived product samples originate from international projects.  Improvement in year-over-year and sequential financial performance in Reservoir Description is a result of increased international and offshore client activity.  Core conducted services for both newly developed fields and brownfield extensions in offshore areas such as: Australia, Brazil, Guyana, Mexico, the Middle East, and the North Sea.  These analytical programs provide accurate, comprehensive datasets of rock and hydrocarbon properties that are critical for optimizing reservoir development.

In the second quarter of 2019, Core Laboratories, under the direction of Talos Energy (“Talos”), continued to provide wellsite and laboratory services for the Zama Project, located in Mexico’s Block 7 in the Sureste Basin, Gulf of Mexico.  This program included core stabilization and the initial stages of laboratory analysis on conventional core from a second well in this offshore Mexico project, the Zama-3DEL delineation well.  Over 700 feet of conventional core was captured, with 99% recovery, breaking Talos’ own record for the longest conventional core from a single well in the history of offshore Mexico.  Previously established workflows developed by Core Laboratories for a wide range of sandstone reservoirs in the U.S. Gulf of Mexico were again successfully applied.

Advanced laboratory analysis continues on conventional core from the Zama-2DEL ST-01 well and will be integrated with the analytical results from the Zama-3DEL conventional core. Talos will use the data sets provided by Core Laboratories to calibrate models that will ultimately provide reliable calculations of recoverable resources.  Timothy S. Duncan, Talos’ President and Chief Executive Officer, said in a news release, "based on the preliminary results of our appraisal program, we have confirmed the combination of outstanding subsurface properties, significant recoverable volumes, and attractive economic potential that have already made Zama a globally-recognized asset.”  Core Laboratories is pleased to continue to be part of this unprecedented exploration achievement and looks forward to completing detailed geoscience and engineering studies.

During the second quarter of 2019, opportunities continued to emerge in Brazil. Core completed a fully integrated, multi-disciplinary study of Brazil’s North Eastern Offshore Basin. This comprehensive, multi-client, interpretive study and dataset compilation incorporates: stratigraphy, geochemistry, reservoir geology and seal rock analysis across the Jequitinhonha, Almada, Camamu and Sergipe-Alagoas Atlantic Margin Basins. This study provides the participating companies access to a rock-based, subsurface dataset to evaluate new opportunities, including the deepwater Late Cretaceous turbidite plays in the Sergipe-Alagoas Basin.

Production Enhancement

Production Enhancement operations, largely focused on complex completions in unconventional tight-oil reservoirs in the U.S. and conventional offshore development projects, posted second quarter 2019 revenue of $63,400,000; down 4% sequentially, due to a decline in discretionary service-related revenue.  Production Enhancement’s U.S. energetic product revenue was up 18% sequentially, which substantially outpaced U.S. completion activity, up 8%, due to demand for Core’s high-end perforating system energetics.  The segment’s GAAP operating income was $10,400,000, while operating income, ex-items, was $11,600,000, which yielded operating margins, ex-items, of 18%.

During the second quarter of 2019, Core’s Production Enhancement segment commissioned Core’s new, cutting-edge, Reservoir Optimized Completions Lab (“ROC LabTM”) in Godley, Texas. The ROC LabTM is designed to determine the best energetic solutions for a specific rock type, to maximize productivity of an operator’s reservoir.  The ROC LabTM features an industry-leading, Ultra High Pressure/High Temperature perforation test vessel. The test vessel is paired with a proprietary flow system that uses highly specialized, internally developed and manufactured pumps and flow controllers.  Combined, these technologies create a proprietary flow loop capable of dynamically displacing oil, brine, and gas through rock samples that have been perforated with preselected energetics.  Core relied on its multi-decadal expertise in conducting multi-phase fluid flow tests through porous medium to optimize this technological investment.

Perforating designs can be tested in the ROC LabTM, while replicating downhole reservoir stresses, such as temperature, pressure, and underbalance/overbalance conditions. The ROC LabTM is a collaborative development between the ballistics experts in Production Enhancement and the scientists in Core’s Reservoir Description rock, fluid, and laboratory instrumentation segments.   This collaboration presents clients with the opportunity to obtain measured data on the interrelationships of rocks, pore fluids, and various energetic options, all at reservoir stress conditions. On-site, high-resolution industrial, 3D-CT capabilities give clients the ability to view inside the cored samples to see depth of penetration, determine tunnel volume and geometry, and assess possible completion damage to the formation, all with industry-leading imaging resolution.  Combined with Core’s proprietary geological analysis techniques, Core’s clients can now select and test energetics that will optimize performance in specific stratigraphic targets.  Core is uniquely capable of bringing together its ballistics expertise, vast geological and flow studies knowledge, laboratory instrumentation manufacturing and digital imaging technologies to provide this service.

Core’s Ballistic Delivery System™ (“BDS”) and the Addressable Fire SwitchTM (“AFS”) are key differentiators of Core’s pre-assembled GoGunTM Adaptive Perforating System. During the second quarter of 2019, Core’s client adoption of these technologies continued to grow with the conversion from legacy communication devices to this industry-leading, advanced delivery system.

Core’s Production Enhancement team remains focused on systemizing and de-risking the deployment of perforating systems through quarterly expansion of the BDS and pre-assembled GoGun™, both of which reduce operating costs and increase reliability for Core’s clients.

Free Cash Flow, Dividends and Share Repurchases

During the second quarter of 2019, Core continued to generate FCF, with cash from operations of $17,100,000 and capital expenditures of $7,000,000, yielding FCF of $10,100,000. The FCF yield for the second quarter of 2019 was lower than in the first quarter of 2019 partially due to investment in technological innovations and automation programs, such as for GoGunTM and ROC LabTM.

The second quarter of 2019 also marks the 71st consecutive quarter that the Company generated positive FCF.  Core’s second quarter 2019 free cash was returned to Core’s shareholders via the Company’s regular quarterly dividend.  Additionally, the Company completed the divestment of two non-strategic businesses that were no longer critical for Core’s future growth, with total proceeds of $19,600,000. Surplus proceeds from the sales were used to reduce outstanding debt by $5,000,000 under the Company’s revolving credit facility.  Core will continue its commitment to invest for future growth of the Company and will return FCF generated to shareholders via the Company’s regular quarterly dividend and future opportunistic share repurchases.

On 16 April 2019, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 21 May 2019 to shareholders of record on 26 April 2019. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 12 July 2019, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the third quarter of 2019. The quarterly cash dividend will be payable on 12 August 2019 to shareholders of record on 22 July 2019. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

Core Lab's ROIC of 21.3% is the highest of the peer group compiled and reported by Bloomberg.  The Company's Board has established an internal performance metric of achieving a leading relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably-sized oilfield service company (greater than $2 billion market capitalization). Comp Group companies listed by Bloomberg include:  Halliburton, Schlumberger, National Oilwell Varco, Baker Hughes GE, TGS-NOPEC Geophysical Company, and Wood (formerly known as “The Wood Group”), among others.  Core Lab is one of only three of the 14 companies listed in the Comp Group posting ROIC that exceeded their Weighted Average Cost of Capital (“WACC”).  Core’s ratio of ROIC to WACC is the highest of any company in the Comp Group.

Third Quarter 2019 Revenue and EPS Guidance

During the first half of 2019, the global crude-oil market stabilized with the continuation of OPEC production cuts and a modest decline in global crude-oil inventories, supporting a balance between supply and demand.  The most recent International Energy Agency report estimates demand growth for 2019 will be 1.1 million barrels per day, slightly down from the first quarter of 2019. Also, during the second quarter of 2019, the international offshore rig count increased by 26%, year-over-year, and the overall international rig count increased by 14.5% year-over-year. While market concerns exist regarding the balance of future crude-oil supply and demand, crude-oil production additions are limited on a global basis. The decline curve is prevailing in the mature crude-oil fields internationally, heading toward a supply gap over time.

These crude-oil market fundamentals drive Core’s clients’ international activity levels, which are expected to continue to improve in the third quarter of 2019.  The balancing of crude oil supply and demand supports the crude oil price which underpins the Final Investment Decisions and emerging international crude oil field reinvestments.  These international investments are critical, as the decline in production from mature fields continues and new field development is required for supply replacement.  Consequently, Core’s Reservoir Description segment expects to benefit from increased client spending in the international crude oil markets.

The average third quarter 2019 U.S. rig count is projected to be down.  While operators continue to focus on generating FCF and returns on investment, optimizing well completions remain a significant lever in growing field investment returns while managing within their capital budgets.  As a result, Core projects U.S. onshore completion activity to be flat sequentially.  Core would expect U.S. energetic sales to exceed the rate of completion activity, as they did in the second quarter of 2019.

Therefore, Core expects consolidated third quarter 2019 revenue of approximately $171,000,000 to $175,000,000 and operating income of approximately $30,600,000 to $32,600,000, yielding operating margins of 18%, with incremental margins, ex-items, exceeding 50%.  The Company’s EPS for the third quarter of 2019, using an effective tax rate of 20%, is projected to be $0.48 to $0.52.  Core Lab’s third quarter 2019 guidance is based on projections for the underlying operations and excludes gains and losses in foreign exchange.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's second quarter 2019 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 25 July 2019. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance.  The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission.  These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update or revise any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	June 30, 2019	March 31, 2019	June 30, 2018	vs. Q1-19	vs. Q2-18
REVENUE	$169,038	$169,194	$175,475	(0.1)%	(3.7)%

OPERATING EXPENSES:
Costs of services and sales	124,451	127,383	123,773	(2.3)%	0.5%
General and administrative expense	9,801	17,437	12,202	(43.8)%	(19.7)%
Depreciation and amortization	5,786	5,587	5,868	3.6%	(1.4)%
Other (income) expense, net	992	2,373	183	NM	NM
Total operating expenses	141,030	152,780	142,026	(7.7)%	(0.7)%

OPERATING INCOME	28,008	16,414	33,449	70.6%	(16.3)%
Interest expense	3,714	3,726	3,296	(0.3)%	12.7%
Income from continuing operations before income tax expense	24,294	12,688	30,153	91.5%	(19.4)%
Income tax expense (benefit)	4,808	(27,610)	5,020	NM	(4.2)%
Income from continuing operations	19,486	40,298	25,133	(51.6)%	(22.5)%
Income (loss) from discontinued operations, net of income taxes	7,971	259	(328)	NM	NM
Net income	27,457	40,557	24,805	(32.3)%	10.7%
Net income attributable to non- controlling interest	43	47	53	NM	NM
Net income attributable to Core Laboratories N.V.	$27,414	$40,510	$24,752	(32.3)%	10.8%

Diluted EPS from continuing operations	$0.43	$0.90	$0.57	(52.2)%	(24.6)%

Diluted EPS attributable to Core Laboratories N.V.	$0.61	$0.91	$0.56	(33.0)%	8.9%

Weighted average diluted common shares outstanding	44,815	44,734	44,493	0.2%	0.7%

Effective tax rate	20%	(218)%	17%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$105,649	$103,292	$102,107	2.3%	3.5%
Production Enhancement	63,389	65,902	73,368	(3.8)%	(13.6)%
Total	$169,038	$169,194	$175,475	(0.1)%	(3.7)%

Operating income:
Reservoir Description	$15,878	$6,179	$14,760	157.0%	7.6%
Production Enhancement	10,424	9,912	18,427	5.2%	(43.4)%
Corporate and Other	1,706	323	262	NM	NM
Total	$28,008	$16,414	$33,449	70.6%	(16.3)%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Six Months Ended		% Variance
	June 30, 2019	June 30, 2018
REVENUE	$338,232	$345,493	(2.1)%

OPERATING EXPENSES:
Costs of services and sales	251,834	243,091	3.6%
General and administrative expense	27,238	24,911	9.3%
Depreciation and amortization	11,373	11,686	(2.7)%
Other (income) expense, net	3,365	40	NM
Total operating expenses	293,810	279,728	5.0%

OPERATING INCOME	44,422	65,765	(32.5)%
Interest expense	7,440	6,416	16.0%
Income from continuing operations before income tax expense	36,982	59,349	(37.7)%
Income tax expense (benefit)	(22,802)	10,293	NM
Income from continuing operations	59,784	49,056	21.9%
Income (loss) from discontinued operations, net of income taxes	8,230	(674)	NM
Net income	68,014	48,382	40.6%
Net income attributable to non-controlling interest	90	103	NM
Net income attributable to Core Laboratories N.V.	$67,924	$48,279	40.7%

Diluted EPS from continuing operations	$1.33	$1.10	20.9%

Diluted EPS attributable to Core Laboratories N.V.	$1.51	$1.08	39.8%

Weighted average diluted common shares outstanding	44,848	44,515	0.7%

Effective tax rate	(62)%	17%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$208,941	$202,916	3.0%
Production Enhancement	129,291	142,577	(9.3)%
Total	$338,232	$345,493	(2.1)%

Operating income:
Reservoir Description	$22,057	$29,517	(25.3)%
Production Enhancement	20,336	36,114	(43.7)%
Corporate and Other	2,029	134	NM
Total	$44,422	$65,765	(32.5)%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands)

(Unaudited)

				% Variance
ASSETS:	June 30, 2019	March 31, 2019	June 30, 2018	vs. Q1-19	vs. Q2-18

Cash and cash equivalents	$12,546	$13,206	$13,021	(5.0)%	(3.6)%
Accounts receivable, net	134,900	132,859	136,148	1.5%	(0.9)%
Inventory	49,311	50,147	39,855	(1.7)%	23.7%
Other current assets	28,476	40,211	36,638	(29.2)%	(22.3)%
Total Current Assets	225,233	236,423	225,662	(4.7)%	(0.2)%

Property, plant and equipment, net	125,699	124,758	122,787	0.8%	2.4%
Right-of-use assets	76,290	77,537	—	(1.6)%	NM
Intangibles, goodwill and other long-term assets, net	354,296	353,042	256,295	0.4%	38.2%
Total assets	$781,518	$791,760	$604,744	(1.3)%	29.2%

LIABILITIES AND EQUITY:

Accounts payable	$41,995	$44,467	$45,278	(5.6)%	(7.3)%
Short-term operating lease obligations	12,968	13,003	—	(0.3)%	NM
Other current liabilities	69,863	71,145	55,313	(1.8)%	26.3%
Total current liabilities	124,826	128,615	100,591	(2.9)%	24.1%

Long-term debt, net	290,022	294,896	241,687	(1.7)%	20.0%
Long-term operating lease obligations	62,737	64,090	—	(2.1)%	NM
Other long-term liabilities	111,441	116,806	104,692	(4.6)%	6.4%

Total equity	192,492	187,353	157,774	2.7%	22.0%
Total liabilities and equity	$781,518	$791,760	$604,744	(1.3)%	29.2%

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations	$19,486	$40,298	$25,133
Income (loss) from discontinued operations	7,971	259	(328)
Net Income	$27,457	$40,557	$24,805
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	3,245	11,096	6,101
Depreciation and amortization	5,786	5,587	5,810
Deferred income tax	(3,356)	(31,760)	653
Gain on sale of business	(1,154)	—	—
Gain on sale of discontinued operations	(8,808)	—	—
Accounts receivable	(2,385)	(3,936)	488
Inventory	1,492	(4,407)	(3,427)
Accounts payable	(399)	1,346	806
Other adjustments to net income	(4,798)	6,673	(8,246)
Net cash provided by operating activities	$17,080	$25,156	$26,990

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(7,047)	$(5,183)	$(7,472)
Proceeds from sale of business	2,980	—	—
Proceeds from sale of discontinued operations	16,642	—	—
Other investing activities	(316)	(22)	(1,226)
Net cash provided by (used in) investing activities	$12,259	$(5,205)	$(8,698)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(36,000)	$(32,000)	$(28,000)
Proceeds from debt borrowings	31,000	37,000	36,000
Dividends paid	(24,395)	(24,374)	(24,313)
Repurchase of treasury shares	(604)	(487)	(650)
Other financing activities	—	—	(1,552)
Net cash used in financing activities	$(29,999)	$(19,861)	$(18,515)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(660)	90	(223)
CASH AND CASH EQUIVALENTS, beginning of period	13,206	13,116	13,244
CASH AND CASH EQUIVALENTS, end of period	$12,546	$13,206	$13,021

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations	$59,784	$49,056
Income (loss) from discontinued operations	8,230	(674)
Net Income	$68,014	$48,382
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	14,341	12,392
Depreciation and amortization	11,373	11,686
Deferred income tax	(35,116)	397
Gain on sale of business	(1,154)	—
Gain on sale of discontinued operations	(8,808)	—
Accounts receivable	(6,321)	(5,425)
Inventory	(2,915)	(7,113)
Accounts payable	947	3,440
Other adjustments to net income	1,875	(13,676)
Net cash provided by operating activities	$42,236	$50,083

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(12,230)	$(11,915)
Proceeds from sale of business	2,980	—
Proceeds from sale of discontinued operations	16,642	—
Other investing activities	(338)	(1,399)
Net cash provided by (used in) investing activities	$7,054	$(13,314)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(68,000)	$(57,000)
Proceeds from debt borrowings	68,000	73,000
Dividends paid	(48,769)	(48,635)
Repurchase of treasury shares	(1,091)	(3,960)
Other financing activities	—	(1,553)
Net cash used in financing activities	$(49,860)	$(38,148)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(570)	(1,379)
CASH AND CASH EQUIVALENTS, beginning of period	13,116	14,400
CASH AND CASH EQUIVALENTS, end of period	$12,546	$13,021

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we use certain non-GAAP measures that exclude these Items; and we feel that this presentation provides a clearer comparison with the results reported in prior periods.  The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statement and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Income from Continuing Operations and Earnings Per Diluted Share from Continuing Operations

(amounts in thousands, except per share data)

(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
GAAP reported	$28,008	$16,414	$33,449
Stock compensation and employment related charges [1]	—	10,403	—
Cost reduction and other charges	2,977	—	—
Gain on sale of business	(1,154)	—	—
Foreign exchange losses	(218)	37	654
Excluding specific items	$29,613	$26,854	$34,103

	Income from Continuing Operations
	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
GAAP reported	$19,486	$40,298	$25,133
Stock compensation and employment related charges [1]	—	9,731	—
Cost reduction and other charges	2,381	—	—
Gain on sale of business	(1,154)	—	—
Foreign exchange losses	(174)	31	545
Impact of higher/lower tax rate 2 3	181	(30,402)	508
Excluding specific items	$20,720	$19,658	$26,186

	Earnings Per Diluted Share from Continuing Operations
	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
GAAP reported	$0.43	$0.90	$0.57
Stock compensation and employment related charges [1]	-	0.22	-
Cost reduction and other charges	0.06	-	-
Gain on sale of business	(0.03)	-	-
Foreign exchange losses	-	-	0.01
Impact of higher/lower tax rate 2 3	-	(0.68)	0.01
Excluding specific items	$0.46	$0.44	$0.59

(1) Stock compensation expense recognized pursuant to FASB ASC 718 "Stock Compensation" associated with executives reaching eligible retirement age and charge associated with settlement of employment related claim.

(2) 2019 Quarter 1 includes a tax benefit resulting from a corporate restructuring, net of withholding taxes on unremitted earnings from subsidiaries and stock compensation expense which is nondeductible in the U.S.

(3) 2019 Quarter 2 includes adjustments to reflect tax expense at a normalized rate of 20%. 2019 Quarter 1 and 2018 Quarter 2 includes adjustments to reflect tax expense at a normalized rate of 15%.

Segment Information

(amounts in thousands)

(Unaudited)

	Operating Income from Continuing Operations
	Three Months Ended June 30, 2019
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$15,878	$10,424	$1,706
Foreign exchange losses	436	131	(785)
Cost reduction and other charges	1,907	1,070	—
Gain on sale of business	—	—	(1,154)
Excluding specific items	$18,221	$11,625	$(233)

Return on Invested Capital

Return on Invested Capital ("ROIC") is based on Bloomberg's calculation on the trailing four quarters from the most recently reported quarter and the balance sheet of the most recent reported quarter, and is presented based on our belief that this non-GAAP measure is useful information to investors and management when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 21.3% is defined by Bloomberg as Net Operating Profit ("NOP") of $104 million plus Cash Operating Tax Benefit ("COT") of $9 million divided by Total Invested Capital ("TIC") of $529 million, where NOP is defined as GAAP net income before minority interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and COT is defined as income tax expense plus the sum of the change in net deferred taxes, and the tax effect on interest expense and TIC is defined as GAAP stockholder's equity plus the sum of net long-term debt, allowance for doubtful accounts, net balance of deferred taxes, income tax payable, and other charges.

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP.  Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2019	June 30, 2019
Net cash provided by operating activities	$17,080	$42,236
Capital expenditures	(7,047)	(12,230)
Free cash flow	$10,033	$30,006

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